Exhibit 5.1

[Letterhead of Cahill Gordon & Reindel LLP]

(212) 701-3000

June 1, 2012

XOMA Corporation
2910 Seventh Street
Berkeley, CA  94710

Ladies and Gentlemen:

We have acted as special counsel to XOMA Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pertaining to the shares of common stock, par value $.0075 per share, of the Company (the “Common Stock”) to be issued from time to time pursuant to the Company’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that in our opinion, the shares of Common Stock covered by the aforementioned Registration Statement, when issued pursuant to the Plan (assuming that the consideration therefor is not less than the par value thereof), will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdictions other than the General Corporation Law of the State of Delaware.  Our opinion is limited to the laws in effect on the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Cahill Gordon & Reindel LLP